Exhibit 5.1

September 19, 2025

Pearl Diver Credit Company Inc.

747 Third Avenue, Suite 3603

New York, New York 10017

Re:	Registration Statement on Form N-2; 424(b)(2) Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to Pearl Diver Credit Company Inc. (the “Company”), a Delaware corporation, in connection with the Company’s Registration Statement on Form N-2 (File Nos. 333-288772; 811-23912) as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 18, 2025 and the pre-effective amendment thereto filed by the Company with the Commission on September 16, 2025 (together, the “Registration Statement”) and the final prospectus supplement, dated September 19, 2025 (including the definitive base prospectus and statement of additional information filed therewith, the “Prospectus Supplement”), filed with the Commission on September 19, 2025 pursuant to Rule 424 under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of common shares, par value $0.001 per share, with an aggregate offering price of up to $75 million (the “Shares”) pursuant to an equity distribution agreement filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 19, 2025 (the “Equity Distribution Agreement”). You have requested that we deliver this opinion to you in connection with the Company’s filing of the Prospectus Supplement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	a certificate of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), dated as of a recent date, as to the legal existence and good standing of the Company;

(b)	a copy of the Company’s Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on November 4, 2024 (the “Certificate of Incorporation”);

(c)	a copy of the Company’s Bylaws (the “Bylaws”);

(d)	certain resolutions adopted by the Board of Directors of the Company (the “Board”) authorizing the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Company;

(e)	a printer’s proof of the Registration Statement;

Morgan, Lewis & Bockius llp

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001

Pearl Diver Credit Company Inc.

September 19, 2025

(f)	a printer’s proof of the Prospectus Supplement; and

(g)	the Equity Distribution Agreement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. We have assumed that the Registration Statement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (e) above.  We have also assumed that the Prospectus Supplement, as filed with the Commission, will be in substantially the form of the printer’s proof referred to in paragraph (f) above.

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for the purposes of this opinion and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware General Corporation Law to the extent that the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. No opinion is given herein as to the choice of law that any tribunal may apply to such transactions. In addition, to the extent that the Certificate of Incorporation or the Bylaws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Company, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance by the Company with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, it is our opinion that when (i) the Equity Distribution Agreement has been duly executed and delivered by the parties thereto and (ii) the Shares are (a) issued and sold in accordance with the Equity Distribution Agreement, the Fund’s Certificate of Incorporation and the Bylaws and for the consideration described in the Registration Statement and Prospectus Supplement, and (b) if applicable, countersigned by the transfer agent, the Shares will be validly issued, fully paid, and nonassessable under the laws of the State of Delaware.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed with the Commission on September 19, 2025 and to the use of our name under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP